Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Senior Floating Rate Plus Fund:

We consent to the use of our report dated September 29, 2014, with respect to the financial statements and financial highlights of Oppenheimer Senior Floating Rate Plus Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
October 24, 2014